Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, April 27, 2006–(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable June 15, 2006, to holders of record as of June 1, 2006.

The Company reported earnings for the first quarter of 2006 of $1.6 million, or $0.06 per share, as compared to a loss in the same quarter of 2005 of ($0.2) million, or ($0.01) per share. Earnings for the twelve months ended March 31, 2006 were $25.6 million, or $0.99 per share. This compares to earnings of $20.0 million, or $0.78 per share, for the twelve months ended March 31, 2005.

For the quarter, revenues were higher by $8.4 million, or 10.6 percent, as compared to the first quarter of 2005, positively impacting earnings per share by an estimated $0.21. Increased electric rates in Missouri, Arkansas, and Kansas, including the effect of the Missouri Interim Energy Charge (IEC), had the most significant impact on revenues, contributing an estimated $11.6 million in revenue (of which $2.0 million was attributable to the IEC). Continued customer growth increased revenues by an estimated $1.8 million, while the effect of less favorable weather this quarter compared to last quarter reduced revenues by an estimated $2.0 million, and reduced off-system and other electric sales lowered revenues by $1.9 million. Revenues from non-regulated businesses decreased $1.1 million.

Total fuel and purchased power costs for the quarter increased by $5.9 million, or 17.0 percent, negatively impacting earnings per share by $0.15 compared to the first quarter of last year. Fuel costs decreased by $1.9 million, with the impact of decreased natural gas volumes of $7.4 million being partially offset by an estimated $5.4 million of increased prices in natural gas. Purchased power costs increased a total of $7.8 million.

The IEC revenues, mentioned previously, did not recover all the Missouri related fuel and purchased power costs incurred in the first quarter. An estimated $4.9 million in fuel costs for our Missouri customers were unrecovered in the first quarter of 2006. Since inception of the IEC on March 27, 2005, the costs of fuel and purchased power are approximately $18.4 million higher than the total of the costs in our base rates and the IEC recorded during the period.

Other operating and maintenance expenses decreased $1.9 million, or $0.05 per share, primarily due to a decrease in pension and healthcare costs of $1.3 million and a decrease in non-regulated expenses of $1.0 million. These were offset by increased maintenance expenses of $0.4 million. Depreciation expenses were $1.5 million dollars higher, negatively impacting earnings by $0.04 per share, primarily as a result of the new depreciation rates approved in the Missouri rate case, effective March 27, 2005.

Total revenues for the twelve months ended March 31, 2006 were higher by $66.7 million, or 20.3 percent, positively impacting earnings per share by $1.72. Electric revenues increased $64.0 million when compared to the twelve months ended March 31, 2005. The effect of rate increases, including $8.6 million from

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

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the IEC, increased revenue by $42.9 million. Customer growth increased revenues by an estimated $6.1 million and more favorable weather contributed an estimated $11.9 million. Off-system and other electric sales increased revenues by $3.1 million and revenues from non-regulated businesses increased $2.6 million.

Total fuel and purchased power costs increased $50.4 million, or 41.7 percent, for the twelve months ended March 31, 2006, reducing earnings per share by an estimated $1.30. Other operating expenses were flat with decreased healthcare and pension costs of $1.6 million being offset by increased transmission costs and non-regulated expenses of $1.1 million and $0.6 million, respectively. Increased depreciation and taxes reduced earnings by an estimated $0.15 and $0.03, respectively and maintenance expense negatively impacted earnings by $0.02 per share.

The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company’s earnings between periods. All earnings per share amounts reflect both basic and fully diluted weighted average shares outstanding.

Bill Gipson, President and CEO, will host a conference call Friday, April 28, 2006, at 1:00 p.m. Eastern Daylight Time to discuss earnings for the first quarter and twelve months ended March 31, 2006. To phone into the conference call, parties in the United States should dial 1-866-700-6293 (International 617-213-8835), passcode # 22414442, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode # 21727544. Forward looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

(in 1,000’s except per share amounts)

	Three Months Ended March 31		Twelve Months Ended March 31
	2006	2005	2006	2005
Operating Revenues	$87,929	$79,535	$394,554	$327,843
Net Income	$1,612	$(250)	$25,630	$20,020
Weighted Average Common Shares Outstanding - Basic	26,133	25,742	25,995	25,581
Weighted Average Common Shares Outstanding - Diluted	26,153	25,742	26,017	25,627
Earnings Per Weighted Average Share of Common - Basic and Diluted	$0.06	$(0.01)	$0.99	$0.78

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 162,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing. Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.